Exhibit (d)(2)

________, 2020

[NAME and ADDRESS]

Attn:

RE: ____________________ (the “Fund”)

Dear :

This letter will serve as the agreement (the “Agreement”) between AST Fund Solutions, LLC (“AST Fund Solutions”) and the Fund, pursuant to which AST Fund Solutions will provide the services set forth below in connection with the Fund’s proposed public tender offer of Common Shares (the “Offer”). The Offer is currently scheduled to commence on _________, 2020.

1. Services:

As Information Agent for the Offer, AST Fund Solutions will perform certain basic services in a prompt and diligent manner in compliance with all applicable laws and regulations. Such basic services include, but are not limited to, the following:

▪ Provide strategic counsel to the Fund and its advisors relating to the Offer; provide periodic reports regarding the Offer as well as intelligence reports concerning the participation of brokers in the Offer, as requested.

▪ Develop a timeline detailing the logistics and suggested methods for communications regarding the Offer.

▪ Coordinate the ordering and receipt of the Depository Trust Company participant list(s) and non-objecting beneficial owner (“NOBO”) list(s).

▪ Contact all banks, brokerage firms, and intermediaries to determine the number of beneficial owners serviced by each and the quantities of Offer materials needed and determine if electronic delivery of Offer materials is available.

▪ Coordinate the printing and/or electronic delivery, if available, of sufficient Offer documents for the eligible universe of Fund shareholders, as requested.

▪ Distribute the printed and/or electronic versions of the Offer materials to banks, brokers, and intermediaries in sufficient quantities for all of their respective beneficial owners; forward additional Offer materials, as requested; and follow up to ensure the correct processing of such by each firm.

▪ Mail Offer materials to interested shareholders, as necessary.

▪ As appropriate, distribute the Offer materials directly to the decision maker at each major institutional shareholder, if any, to avoid the delay associated with the materials being filtered through the shareholder’s custodian bank or brokerage firm.

▪ Establish a dedicated toll-free number to answer questions, provide assistance, and fulfill requests for Offer materials.

AST Fund Solutions • 48 Wall Street, 21st Floor, New York, NY 10005 • Tel: 212-400-2612 • www.astfundsolutions.com

Ex. (d)(2)

▪ If requested by the Fund, conduct a proactive, outbound phone campaign to registered shareholders and/or NOBOs to confirm receipt and understanding of the Offer materials.

▪ Maintain contact with the banks, brokers, and intermediaries for ongoing monitoring of responses to the Offer.

▪ Provide feedback to the Fund and its advisors as to responses to the Offer.

2. Fees and Expenses:

a) AST Fund Solutions agrees to complete the work described above for a flat base fee of $______ (the “Base Fee”).

b) Reasonable and documented out-of-pocket expenses incurred by AST Fund Solutions in providing the services described above shall be reimbursed by the Fund and will include such charges as search notification, postage, messengers, warehouse charges, overnight couriers, and other expenses incurred by AST Fund Solutions in obtaining or converting depository participant listings transmissions from Broadridge Financial Solutions and shareholders.

c) Upon requested by the Fund, NOBO list processing and any additional solicitation pass through expenses, including mailings, overnight couriers, postage and messengers. For the Fund the estimated amount of such out-of-pocket expenses is estimated between $______ and $______. AST Fund Solutions shall not incur more than $______ of such out-of-pocket expenses without prior written approval by the Fund.

d) A $____ charge for establishing a dedicated toll-free line to take incoming calls from shareholder and financial advisors.

e) Incoming call from shareholders and financial advisors will be charged at $4.50 per call.

f) If requested by the Fund, a data processing fee of $____ will be incurred for receiving, converting, and processing electronic lists of registered holders and/or NOBO lists. If such lists are to be used for telephone solicitation efforts, an additional $____ per hour will be invoiced for additional data processing time.

g) If requested by the Fund, outbound proactive information agent telephone campaign; $_____ setup fee.

a. File processing/data scrubbing $____ per account

b. Phone number look ups $____ per lookup

c. $____ per completed phone call

3. Billing and Payment:

a) An invoice for the Base Fee of $______ is attached, which fee must be paid prior to the commencement of the Offer. Out-of-pocket expenses, fees for completed phone calls, set-up and other fees relating to the toll-free number, and charges for telephone look-ups will be invoiced to the Fund after the completion of the Offer.

b) Banks, brokers, and intermediaries will be instructed to send their invoices directly to the Fund for payment. AST Fund Solutions will, if requested, assist in reviewing and approving any or all of these invoices.

AST Fund Solutions • 48 Wall Street, 21st Floor, New York, NY 10005 • Tel: 212-400-2612 • www.astfundsolutions.com

Ex. (d)(2)

c) AST Fund Solutions reserves the right to receive advance payment for any individual out-of-pocket charge anticipated to exceed $____ before incurring such expense. We will advise you by e-mail or fax of any such request for an out-of-pocket advance.

4. Records:

Copies of supplier invoices and other back-up material in support of AST Fund Solutions’ out-of-pocket expenses will be promptly provided to the Fund upon request.

5. Confidentiality:

Each of the parties hereto agrees that all books, records, information, and data pertaining to the business of the other party that are exchanged or received pursuant to the negotiation or the carrying out of the Agreement shall remain confidential and shall not be voluntarily disclosed to any other person except as may be required by law. AST Fund Solutions shall not disclose or use any nonpublic information (as that term is defined in SEC Regulation S-P) relating to the customers of the Fund and/or its affiliates (“Customer Information”) except as may be necessary to carry out the purposes of this Agreement. AST Fund Solutions shall use its best efforts to safeguard and maintain the confidentiality of such Customer Information and to limit access to and usage of such Customer Information to those employees, officers, agents, and representatives of AST Fund Solutions who have a need to know the information or as necessary to provide the services under this Agreement.

6. Indemnification:

It is acknowledged that AST Fund Solutions cannot undertake to verify facts supplied to it by the Fund or factual matters included in material prepared by the Fund and approved by the Fund. Accordingly, the Fund agrees to indemnify and hold AST Fund Solutions and all its employees harmless against any loss, damage, expense (including, without limitation, reasonable legal and other related fees and expenses), liability or claim arising out of AST Fund Solutions’ fulfillment of this Agreement (except for any loss, damage, expense, liability, or claim resulting from AST Fund Solutions’ gross negligence, bad faith, or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision). At its election, the Fund may assume the defense of any such action and the Fund shall thereafter not be liable to AST Fund Solutions for any legal expenses incurred by AST Fund Solutions in connection with the defense of such action. The Fund shall not be liable under this Agreement with respect to any settlement made by AST Fund Solutions without the prior written consent of the Fund to such settlement, which consent shall not unreasonably be withheld. AST Fund Solutions hereby agrees to advise the Fund of any such liability or claim promptly after receipt of the notice thereof; provided, however, that AST Fund Solutions’ right to indemnification hereunder shall not be limited by its failure to promptly advise the Fund of any such liability or claim, except to the extent that the Fund is prejudiced by such failure.

AST Fund Solutions agrees to indemnify and hold the Fund and all its Directors, officers, and agents harmless against any loss, damage, expense (including, without limitation, reasonable legal and other related fees and expenses), liability, or claim relating to or arising out of AST Fund Solutions’ refusal or intentional failure to materially comply with the terms of this Agreement or which arise out of AST Fund Solutions’ gross negligence, bad faith, or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

The Fund is a [form of organization]. AST Fund Solutions acknowledges that in dealing with the Fund, it must look solely to the property of the Fund for satisfaction of claims of any nature under this Agreement

AST Fund Solutions • 48 Wall Street, 21st Floor, New York, NY 10005 • Tel: 212-400-2612 • www.astfundsolutions.com

Ex. (d)(2)

against the Fund, as neither the directors, officers, employees nor shareholders of the Fund assume any personal liability in connection with its business or for obligations entered into on its behalf.

7. Termination:

AST Fund Solutions' appointment under this Agreement shall be effective as of the date of this Agreement and will continue thereafter until the termination or completion of the Offer or until such date as AST Fund Solutions may complete the duties requested by the Fund or its counsel; provided, however, that prior to such dates this Agreement may be terminated upon fifteen (15) days’ written notice by either party to the other. To the extent the Offer does not occur, AST Fund Solutions will return to the Fund the Base Fee for the Fund less any reasonable out-of-pocket expenses incurred by AST Fund Solutions hereunder through the date of the termination hereof.

8. Additional Provisions:

a) This Agreement will be governed and construed in accordance with the laws of the State of New York for contracts made and to be performed entirely in New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto, except that the Fund may neither assign its rights nor delegate its duties without the Fund's prior written consent.

b) This Agreement, or any term of this Agreement, may be changed or waived only by written amendment signed by a duly authorized representative of each party hereto.

c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

d) If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected.

e) The provisions of Sections 5 and 6 hereof shall survive termination for any reason of this Agreement.

If you are in agreement with the above, kindly sign a copy of this Agreement in the space provided for that purpose below and return a signed copy to us. Additionally, an invoice for the Base Fee is attached, payment of which is required prior to the commencement of the Offer.

Sincerely,

AST FUND SOLUTIONS, LLC

By:
Name:
Title:

Agreed to and accepted as of the date set forth above:

Adams Natural Resources Fund

By:
Name:
Title:

AST Fund Solutions • 48 Wall Street, 21st Floor, New York, NY 10005 • Tel: 212-400-2612 • www.astfundsolutions.com

Ex. (d)(2)

BASE FEE INVOICE FOR INFORMATION AGENT SERVICES

ADAMS NATURAL RESOURCES FUND

Date: August __, 2020	Invoice Number:

Fund’s Base Fee for Information Agent Services: _________

An invoice for all out of pocket expenses covered by the Agreement will be sent after the expiration date.

TO:

AMOUNT DUE PRIOR TO COMMENCEMENT OF OFFER:

Please make all checks payable to AST Fund Solutions, LLC and mail to: AST Fund Solutions, LLC

If you choose to wire the money, our bank information is:

AST Fund Solutions • 48 Wall Street, 21st Floor, New York, NY 10005 • Tel: 212-400-2612 • www.astfundsolutions.com